Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Gerald Plescia (hereinafter “Plescia” or “Employee”), Hertz Global Holdings, Inc. and The Hertz Corporation (hereinafter, together with their subsidiaries and divisions, “Hertz”, “the Company” or “the Companies”), duly acting under authority of its officers and directors.

WHEREAS, Plescia and the Companies acknowledge the existence of a Change In Control Agreement (“C.I.C. Agreement”) entered into by Plescia and The Hertz Corporation in or around July 25, 2005 and acknowledge and agree that no payment or other consideration is due to Plescia under the terms of the C.I.C. Agreement and that Plescia is not legally or contractually bound by the Executive Covenants (Section 8) of the C.I.C. Agreement; and

WHEREAS, Hertz terminated Plescia’s employment on January 25, 2011 (the “Termination Date”); and

WHEREAS, the parties have mutually agreed upon the following payments, benefits and other terms and conditions relating to the termination of Plescia’s employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements stated herein, which Plescia and the Companies agree constitutes further good and valuable consideration, receipt of which is acknowledged herein, the parties stipulate and do mutually agree as follows:

1.             Termination of Employment.  Plescia’s employment with Hertz terminated by reason of Plescia’s retirement, effective on the Termination Date.

2.             Accrued Obligations and Vested Benefits.  Plescia is entitled to receive the following accrued obligations, which shall be paid as soon as practicable following the Termination Date:  (i) all salary earned or accrued but not yet paid through the Termination Date; (ii) reimbursement for any and all business expenses incurred prior to the Termination Date, subject to the terms of the Company’s reimbursement policy, (iii) payment for any earned and accrued, but unused vacation days, (iv) payment of Plescia’s 2010 Hertz Annual Bonus; and (v) any other benefits required by law.  In addition, Plescia is vested in Hertz’s Post-Retirement Medical Benefits (“Retiree Medical”), The Hertz Corporation Benefit Equalization Plan (“BEP”), The Hertz Corporation Supplemental Retirement Plan (“SERP II”), The Hertz Corporation Cash Balance Plan (“CBP”) and The Hertz Corporation 401K Plan (“410K Plan”) in accordance with the terms of those plans now in effect.

3.             Severance Benefits.  Provided that Plescia does not revoke this Agreement and complies with the terms of this Agreement, Hertz shall provide Plescia with the following benefits:

a.     Severance Payments.  The equivalent of 2.0 times the sum of Plescia’ base salary plus Bonus as defined in Plescia’ C.I.C. Agreement for total gross amount of one million six hundred ninety two thousand seven hundred forty seven dollars and zero cents ($1,692,747.00) less all applicable payroll taxes and withholdings paid to Plescia in gross amounts after the Effective Date of this Agreement as defined below.  Notwithstanding the foregoing, (1) no severance payments shall be made to Plescia during the period beginning on the Termination Date and ending on the six-month anniversary of such date or, if earlier, the date of Plescia’s death, (2) on the first Company pay period after this six month anniversary, a gross lump sum equivalent to 6 months of severance payments ($423,186.75) less all applicable payroll taxes and withholdings shall be paid to Plescia, (3) on or before December 1, 2011 a gross lump sum equivalent to 6 months of severance payments ($423,186.75) less all applicable payroll taxes and withholdings shall be paid to Plescia, and (4) on or before February 23, 2012 a gross lump sum equivalent to 12 months of severance payments ($846,373.50) less all applicable payroll taxes and withholdings shall be paid to Plescia.

b.     Equity Awards.  Provided that Plescia executes this Agreement and does not revoke the same in the manner contemplated by Section 15, (i) those options (“Options”) to purchase shares of common stock of Hertz Global Holdings, Inc. issued to Plescia pursuant to the Hertz Global Holdings, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) and the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”) that would have vested on or before March 31, 2011 if Plescia had remained employed by Hertz through March 31, 2011 shall vest immediately as of the Termination Date, and (ii) the restriction periods applicable to the performance stock units (“Performance Stock Units”) awarded to Plescia under the Omnibus Plan that would have lapsed on or before March 31, 2011 if Plescia had remained employed by Hertz through March 31, 2011 shall lapse upon the later of (A) Plescia’s Termination Date or (B) the date the Compensation Committee certifies any applicable performance criteria with respect to the Performance Stock Units.  All of Plescia’s vested Options, including those Options set forth herein, shall be exercisable through July 24, 2011 in accordance with the terms of the Stock Incentive Plan or the Omnibus Plan, as applicable, and any applicable award agreement, after which any Options not exercised, shall be canceled.  All of Plescia’s unvested Options shall terminate as of Plescia’s Termination Date.  All Performance Stock Units as to which the applicable restriction period lapses as provided in this Agreement shall be settled in accordance with the terms of the Omnibus Plan and any applicable award agreement, and all other Performance Stock Units shall be canceled on the Termination Date.  A chart identifying Plescia’s vested Options and Performance Stock Units listed above and exercise dates for the same is attached hereto as Exhibit A.

c.     Bonus.  Plescia will be considered eligible for 1/12th of his 2011 Bonus, which shall be payable in accordance with the Bonus Plan Provisions, but no later than March 15, 2012.

d.     Outplacement Services.  In lieu of outplacement services, the Company will pay Plescia a lump sum of $25,000 on or before March 31, 2011 to use for outplacement assistance or in any other matter that Plescia sees fit.

e.     Car Privileges.  Plescia will be provided continued car privileges until January 24, 2016 in accordance with the same terms and conditions that were in effect on January 24, 2011.

f.      Health Plan Coverage.  Plescia will elect medical and health benefits under Hertz’s Retiree Medical.  In lieu of continued medical and health coverage through the Hertz Custom Benefits Program (“Benefits Program”), and for the period of time Plescia maintains Retiree Medical up to twenty-four (24) months from the Termination Date, the Company will reimburse Plescia on a quarterly basis in an amount equal to the difference between the cost of Plescia’s family medical and health coverage under Hertz’s Retiree Medical and Plescia’s out-of-pocket costs for medical and health benefits under the Benefits Program (not including any amounts Plescia contributed to any type of flexible spending account) as of the time of Plescia’s Termination Date.  For example, if the yearly cost of Plescia’s family medical and health coverage under Hertz’s Retiree Medical plan is $9,000 in 2011 and Plescia’s yearly out-of-pocket costs for medical and health benefits under the Benefits Program was $5,000, the Company would reimburse Plescia for $4,000 of his 2011 medical costs, which would be paid to him on a quarterly basis in 2011.

Plescia acknowledges and agrees that the consideration set forth in this Section 3 constitutes satisfaction and accord for any obligations due and owing to him pursuant to any employment agreement or other arrangement with the Companies.  Plescia acknowledges and agrees that unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Section 3.

4.             Waiver and Release.

a.             In exchange for receiving the monies and benefits described in Section 3 above, Plescia does for himself and his heirs, executors, administrators, successors, and assigns, hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries, affiliated companies, successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof), agents and heirs, assigns and successors, past and present, and any persons, firms or corporations in privity with any one of them, of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Plescia has, had or could have asserted, known or unknown, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the New Jersey Law Against Discrimination; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of execution of this Agreement.

b.             Plescia also waives and relinquishes any and all claims or rights to any monies, benefits, payments or other compensation due him or that could be deemed due him under any employment agreement, including the C.I.C. Agreement, and any other compensation arrangement of the Company, except all vested retirement plan benefits (including but not limited to BEP, CBP, 401K Plan, SERP II and Hertz’s Retiree Medical), COBRA continuation coverage rights, enforcement of this Agreement, and any claims under applicable workers’ compensation laws or for unemployment benefits.

c.             Nothing in this Agreement shall be construed to prohibit Plescia from filing any future charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Plescia’s right to engage in such conduct.  Notwithstanding the foregoing, Plescia waives the right to obtain any relief from the EEOC or recover any monies or compensation as a result of filing a charge or complaint.  In addition to agreeing herein not to bring suit against the Companies, Plescia agrees not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

d.             In consideration for this Agreement and other good and sufficient consideration, the Companies agree to and hereby do release and discharge Plescia from and against any and all claims, causes of action, arbitrations, damages, costs and expenses and demands of any kind, whether known or unknown, which the Companies have or ever have had, from the beginning of time through the date of this Agreement.

5.             Company Property.

a.             Plescia shall return to the Company all company property and “Company Information” in Plescia’s possession or control, including but not limited to, business reports and records, client reports and records, customer information, personally identifiable information relating to others, business strategies, contracts and proposals, files, a listing of customers or clients, lists of potential customers or clients, technical data, testing or research data, research and development projects, business plans, financial plans, internal memoranda concerning any of the above, and all credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Plescia received, had access to or had in his possession, prepared or helped prepare in connection with Plescia’s employment with the Companies and Plescia shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.  The term “Company Information” as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interest of the Company.

b.             Plescia acknowledges that in the course of employment with the Companies, Plescia has acquired Company Information as defined above and that such Company Information has been disclosed to Plescia in confidence and for the Company’s use only.  Plescia shall: (a) keep such Company Information strictly confidential; and (b) not disclose, communicate or use Company Information on Plescia’s own behalf, or on behalf of any third party. In view of the nature of Plescia’s employment and the nature of the Company Information which Plescia has received during the course of employment, Plescia agrees that any unauthorized disclosure to third parties of Company Information that would be legally deemed a trade secret would cause irreparable damage to the trade secret status of such Company Information and to the Company, and that, therefore, the Company shall be entitled to an injunction prohibiting Plescia from any such disclosure, attempted disclosure, violation, or threatened violation.  The undertakings set forth in this Section 5 shall survive the termination of this Agreement.

6.             Restrictive Covenants.

a.             Covenant Not To Compete.  Plescia agrees and acknowledges that because of the nature of his position and the sensitive and confidential nature of the information he was privy to while at Hertz, that for a period of twelve (12) months beginning on the date that Plescia signs this Agreement, Plescia agrees that he will not, as a principal, employer, stockholder, partner, agent, consultant, independent contractor, employee, or directly or indirectly in any other individual or representative capacity, in the United States or any other country:

(1)   (i)Directly or indirectly, without the Company’s prior written approval, engage in, continue in, or carry on a business competing with the business of the Company or any business substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm, or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto.  For purposes of this Agreement the terms “competing business” and “competitor” shall be defined as any business primarily engaged in the rental or leasing of heavy equipment.  Companies within that criteria include, but are not limited to, United Rentals, RSC Equipment, Sunbelt Rentals, NES Rentals, Ahern Rentals, h&E Equipment Services, Neff Rentals, Sunstate Equipment, Co., Volvo Rents, Cat Rental Stores (Caterpillar), Courier Car Rentals, Edge Care Rentals, Midway Fleet Leasing, Red Dog Rental Services, Angel Aerial, Studio Services, Star Rentals, Home Depot Rentals, Enterprise, the Avis Budget group, Dollar, Thrifty, National, Alamo (Vanguard), Payless, Sixt and EuropeCar.

(ii) This Section 6(a)(1) shall not be deemed to restrict Plescia from consulting or working for any competing business that also conducts business not conducted by the Company while Plescia was employed by the Company (“unrelated business”) so long as Plescia’s role whether direct or indirect (e.g., supervisor) is solely with respect to such unrelated business; or

(2)   Except for an unrelated business as set forth Section (a)(1)(ii), consult with, advise, or assist in any way, whether or not for consideration, any corporation, partnership, firm, or other business organization which is now, becomes, or may become a competitor of the Company in any aspect of the Company’s business during Plescia’s employment with the Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor

b.             Nonsolicitation.  Plescia further agrees that for a period of twenty four (24) months after the termination of his employment, he will not himself or in aid of or through others, attempt to solicit, divert or otherwise induce any current employee of the Companies to terminate or modify their employment relationship with the Companies or to have such employee(s) perform any services for or on behalf of another company.

c.             Construction/Enforcement.  These restrictive covenants shall be construed and enforced under the laws of the State of New Jersey.  The Company and Hertz agree that the duration and geographic scope of the restrictive covenants set forth in this Section 6 are reasonable.  It is expressly agreed that if any restrictions set forth in Section 6 are found by any Court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall nevertheless remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such Court, and the Court shall specifically have the right to restrict the business, geographical or temporal scope of such restrictions to any portion of the business or geographic areas or time period described above to the extent the Court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.  In the event of any breach of these restrictive covenants, Plescia recognizes that the remedies at law will be inadequate, and that regardless of any other provision contained in extended in an amount which equals the time period during which Plescia is or has been in violation of these restrictive covenants.

7.             Representations of Employee.  Plescia declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement.  In addition to agreeing herein not to bring suit against the Companies for events occurring prior to the date of this Agreement, Plescia agrees not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

8.             Future Employment.  Plescia agrees that he will not at any time in the future seek employment with Hertz and hereby waives any right that may accrue to him from any application for employment that he may make notwithstanding this provision.  By this Agreement, Plescia intends to remove himself from consideration for future employment with Hertz and agrees that execution of this Agreement shall constitute good and sufficient cause to reject any application Plescia may make for employment.  Plescia understands and agrees that he has no right to any reinstatement or re-employment by Hertz at any time.  Nothing in this Agreement, however, shall preclude Hertz from offering or providing employment to Plescia after the Termination Date.

9.             Nondisparagement/References.  The Parties shall refrain from making any disparaging comments about the other.  The Parties will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  Plescia shall direct any employment inquiries or requests for references only to LeighAnne Baker, Senior Vice President and Chief Human Resources Officer and she will provide a copy of the reference letter attached hereto as Exhibit B and will not provide any negative information regarding Plescia to any prospective employer.

10.           Cooperation.  Plescia agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that occurred while Plescia was employed by the Company, including, but not limited to, any litigation and/or claims that were filed and/or asserted while Plescia was employed by the Company.  Plescia’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or Company personnel, being available for interviews, depositions, and/or to act as a witness on behalf of the Company, if requested, and at the Company’s request responding to any inquiries about the particular matter.   Plescia further agrees to cooperate fully with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Plescia was employed with the Company.

11.           Confidentiality.  Except as necessitated by Section 6 of this Agreement, Plescia promises not to discuss or disclose the terms of this Agreement or the amount or nature of the consideration provided to Plescia under this Agreement to any person other than his immediate family members and his attorney and/or financial advisor, should one be consulted, provided that those to whom Plescia may make such disclosure agree to keep said information confidential and not disclose it to others.

12.           Miscellaneous.

a.             Entire Agreement.  Plescia further declares and represents that no promise, inducement, or agreement not herein expressed has been made to him; that this Agreement and the exhibits attached hereto contain the entire agreement between the parties, and that the terms of this Agreement are contractual and not a mere recital.  This Agreement may not be changed unless the change is in writing and signed by Plescia and an authorized representative of Hertz.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.

b.             Withholding.  All payments and benefits provided hereunder shall be subject to applicable tax withholdings and other standard deductions.

c.             Denial of Wrongdoing.  The Parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing on either part, and that the parties deny any liability and nothing in this Agreement can or shall be used by or against either party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself.  Hertz denies committing any wrongdoing or violating any legal duty with respect to Plescia’s employment or the termination of his employment.

d.             Severability.  Plescia understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

e.             Successors and Assigns.  This Agreement shall be binding upon the Company and it successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or a part of the business and/or assets of the Company to assume expressly and agree to perform all of the Company’s obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place.

13.           Code Section 409A.

a.             Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Plescia by Section 409A of the Code or any damages for failing to comply with Section 409A.

b.             Termination as Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

c.             Payments for Reimbursements, In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Plescia incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

d.             Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

14.           Acceptance.  Plescia further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

15.           Revocation.  Plescia further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to LeighAnne Baker, Senior Vice President, Chief Human Resources Officer, The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656, written notification of such revocation within the seven (7) day period.  If Plescia does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”).

16.           Legal Counsel.  Plescia acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

IN WITNESS HEREOF, and intending to be legally bound, I have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY

HERTZ TO DO SO.

I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO LEIGHANNE BAKER, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION.

/s/ Gerald Plescia

GERALD PLESCIA

Date: 2/28/11

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

BY:	/s/ Lou Franzese	BY:	LeighAnne Baker
Date: 2/28/11		Date: 2/28/11